Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

SINTX Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Other	Units, each consisting of:(2)	Other	—	—	—	—		$0	—	—	—	—
	Equity	one share of common stock, par value $0.01 per share, or one pre-funded warrant to purchase one share of common stock(2)(4)(5)	457(o)	—	—	$5,000,000	0.0001476		$738	—	—	—	—
	Equity	One Class E Warrant to purchase of one share of common stock(3)	Other	—	—	—	—		$0	—	—	—	—
	Equity	One Class F Warrant to purchase of one share of common stock(3)	Other	—	—	—	—		$0
	Equity	Common Stock, par value $0.01 per share, underlying Class E Warrants(2)	Other	—	—	$6,000,000	0.0001476		$886
	Equity	Common Stock, par value $0.01 per share, underlying Class F Warrants(2)	Other	—	—	$6,000,000	0.0001476		$886	—	—	—	—
	Equity	Common Stock, par value $0.01 per share, underlying pre-funded warrants(2)(3)(4)	Other	—	—	—	—		$0	—	—	—	—
	Equity	Placement Agent’s warrants(3)	Other	—	—	—	—		$0	—	—	—	—
	Equity	Common Stock, par value $0.01 per share, underlying Placement Agent’s warrants(2)(6)	Other	—	—	$220,000	0.0001476		$33	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—		—	—	—	—	—
Carry Forward Securities	—	—	—	—	—	—	—		—	—	—	—	—
Total Offering Amounts						$17,220,000			$2,543
Total Fees Previously Paid									$1,657
Total Fee Offsets								$
Net Fee Due									$886

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	In addition to the shares of common stock set forth in this table, pursuant to Rule 416 under the Securities Act, this registration statement also registers such indeterminate number of shares of common stock as may become issuable after the date hereof as a result of stock splits, stock dividends, or pursuant to the anti-dilution adjustment provisions of the warrants registered hereby.
(3)	No fee pursuant to Rule 457(g) of the Securities Act.
(4)	The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants offered and sold in the offering, and as such the proposed maximum offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants) if any, is $5,000,000.
(5)	The registrant may issue pre-funded warrants to purchase shares of common stock in the offering. The purchase price of each pre-funded warrant and accompanying Class E Warrant and Class F Warrant will equal the price per share at which Units comprising shares of common stock and accompanying Class E Warrant and Class F Warrant are being sold to the public in this offering, minus the pre-funded portion of the exercise price.
(6)	The Placement Agent’s warrants are exercisable for a number of shares of common stock equal to up to 4% of the number of shares of common stock and pre-funded warrants in the Units sold in this offering, at an exercise price equal to 110% of the public offering price per Unit.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A